                                                                     EXHIBIT 2.2

                       TRANSFER AND ASSUMPTION AGREEMENT





                               TD SECURITIES INC.
                              (AS TDSI TRANSFEROR)


                                    - AND -


                 TD WATERHOUSE INVESTOR SERVICES (CANADA), INC.
                                (AS TRANSFEREE)











                               DATED JUNE o, 1999

                               TABLE OF CONTENTS



ARTICLE 1     INTERPRETATION..................................................... 2
              1.1        Definitions............................................. 2
              1.2        Article, Section and Schedule References................ 7
              1.3        Interpretation Not Affected by Headings................. 7
              1.4        Included Words.......................................... 7
              1.5        Schedules............................................... 7

ARTICLE 2     PURCHASE AND SALE.................................................. 7
              2.1        Transfer................................................ 7
              2.2        Assumption of Assumed Liabilities, Etc.................. 8
              2.3        Purchase Price.......................................... 8
              2.4        Allocation of the TDSI Purchase Consideration........... 8
              2.5        GST..................................................... 8
              2.6        Bulk Sales Act Legislation.............................. 9

ARTICLE 3     TRANSFERS.......................................................... 9
              3.1        Specific Conveyances and Specific Assumptions........... 9

ARTICLE 4     TAXES.............................................................. 9
              4.1        Section 85.............................................. 9
              4.2        Accounts Receivable..................................... 9
              4.3        Unearned Amounts........................................10
              4.4        Transfer Taxes..........................................10

ARTICLE 5     REPRESENTATIONS AND WARRANTIES.....................................10
              5.1        Representations and Warranties of TDSI Transferor.......10
              5.2        Representations and Warranties of the Transferee........11
              5.3        Limitation..............................................11
              5.4        Survival of Representations, Warranties and Covenants...12

ARTICLE 6     INDEMNITIES........................................................12
              6.1        General Indemnity of Transferee.........................12
              6.2        General Indemnity of TDSI Transferor....................12
              6.3        Conduct of Third Party Claims...........................13

ARTICLE 7     CERTAIN RIGHTS AND OBLIGATIONS.....................................13
              7.1        Third Party Consents....................................13
              7.2        Absence of Consent......................................14

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                                      -ii-

              7.3        Commitments.............................................14
              7.4        Letters to Suppliers....................................16
              7.5        Release of the Assurances...............................16
              7.6        Employees and Independent Contractors...................16
              7.7        Amounts Received in Respect of the TDSI Assets..........17
              7.8        Transfer of Legal Title.................................17

ARTICLE 8     GENERAL............................................................18
              8.1        Further Assurances......................................18
              8.2        No Merger...............................................18
              8.3        Entire Agreement........................................18
              8.4        Governing Law...........................................18
              8.5        Assignment, Enurement, Etc..............................18
              8.6        Time of Essence.........................................19
              8.7        Notices.................................................19
              8.8        Invalidity of Provisions................................20
              8.9        Waiver..................................................20
              8.10       Remedies Generally......................................20
              8.11       Amendment...............................................21
              8.12       Counterpart Execution...................................21
              8.13       Access to Books, Records and Personnel..................21
              8.14       Agency For Indemnities..................................21

                       TRANSFER AND ASSUMPTION AGREEMENT

     THIS AGREEMENT made effective as of o day of June, 1999,

BETWEEN:

     TD SECURITIES INC., a corporation
     incorporated under the laws of Ontario
     (hereinafter referred to as "TDSI Transferor")

                                                    OF THE FIRST PART,

                                    - and -

     TD WATERHOUSE INVESTOR SERVICES (CANADA), INC., a corporation incorporated under the laws of Ontario (hereinafter referred to as the "Transferee")

                                                   OF THE SECOND PART.


WHEREAS TDSI Transferor wishes to transfer the Transferred Business and the Transferee wishes to acquire the Transferred Business, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties have agreed as follows:


                                   ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

      In this Agreement, including the recitals and the Schedules, unless the context otherwise requires:

      (a) "ACCOUNTS PAYABLE" mean the payables owing at the Effective Time by TDSI Transferor to creditors for the purposes of, or in connection with, the Transferred Business (including the trade payables, other payables, accrued expenses and arrears);


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                                    - 2 -



      (b) "ACCOUNTS RECEIVABLE" mean the receivables owing at the Effective Time by debtors of TDSI Transferor for the purposes of, or in connection with, the Transferred Business (including trade receivables, other receivables, accrued income, and prepayments);

      (c) "ASSURANCE" means any warranty, representation, statement, assurance, comfort letter, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

      (d) "BALANCE SHEET ASSETS" mean all assets which are owned, used or held, by TDSI Transferor which exclusively relate to the Transferred Business but which as of the Effective Time are carried in TDSI Transferor's accounting or financial books or records at a value greater than "nil" and which are not carried on the accounting or financial books or records of the Transferred Business;

      (e)  "BOOKS AND RECORDS" mean all books and records of TDSI
           Transferor containing Transferred Business Information or other media on which any such information is recorded, including all forms of computer or machine readable material but excluding all books and records relating to Excluded Assets or Excluded Liabilities;

      (f) "BUSINESS DAY" means any day which is not a Saturday, Sunday or statutory holiday in Toronto, Ontario;

      (g) "COMMITMENTS" mean contracts, arrangements, indentures, mortgages, licence agreements, commitments and engagements, including the master services agreement dated January 1, 1996 between the TDSI Transferor and The Toronto-Dominion Bank to the extent that such agreement relates to the Transferred Business, any quotation, order or tender for any of the foregoing which remains open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied);

      (h) "DIRECTION AND ESCROW AGREEMENT REGARDING THE 1999 GREEN LINE REORGANIZATION" means the agreement entered into among The Toronto-Dominion Bank, TD Waterhouse Group, Inc., TDSI Transferor and the Transferee, dated the date hereof setting out with respect to the transactions contemplated therein, the list of documents to be exchanged, the parties to whom such documents are to be delivered, the participants in the closing and the terms of escrow and release of escrow, including the times at which the various deliveries of documents are made and the transactions contemplated thereby become effective;

      (i) "EFFECTIVE TIME" means 00:01 a.m. on the first day of the month in which the IPO Closing Date occurs;

      (j) "ELIGIBLE PROPERTY" means eligible property within the meaning of subsection 85(1.1) of the Tax Act or its applicable provincial counterpart, in respect of which an election has been or will be made as provided in Section 4.1 of this Agreement;

      (k) "EMPLOYEES" mean those persons whose names are set out in Schedule "A" hereto;

      (l) "EMPLOYEE TRANSFER DATE" means the date designated by notice given by TDSI Transferor to the Transferee as the date for the transfer of the Employees to the Transferee; provided that the date so designated shall be on the same day as or after the Effective Time and prior to the first anniversary of the Effective Time;

      (m) "ENCUMBRANCES" mean liens, charges, security interests, rights of others or other encumbrances;

      (n) "EXCLUDED ASSETS" mean: (i) amounts recoverable in respect of Taxes relating to the Transferred Business arising or relating to a period of time ending prior to the Effective Time, (ii) the rights of TDSI Transferor under the Reorganization Agreements, (iii) the Balance Sheet Assets, (iv) all stock exchange seats other than one seat on the Winnipeg Stock Exchange, and (v) the rights and benefits of TDSI Transferor under the master service agreement between The Toronto-Dominion Bank and TDSI Transferor dated as of January 1, 1996 to the extent that they do not relate to the Transferred Business;

      (o) "EXCLUDED LIABILITIES" mean: (i) all Taxes relating to the Transferred Business arising or relating to a period of time ending prior to the Effective Time, (ii) the obligations of TDSI Transferor under the Reorganization Agreements, and (iii) the obligations of TDSI Transferor under the master service agreement between The Toronto-Dominion Bank and TDSI Transferor dated as of January 1, 1996 to the extent that they do not relate to the Transferred Business;

      (p) "INDEPENDENT CONTRACTORS" mean those Persons whose names are set out in Schedule "B" hereto;

      (q) "INTELLECTUAL PROPERTY RIGHTS" mean patents, trade marks, service marks, trade names, business names, rights in design, copyright (including rights in computer software and moral rights), database rights, rights in domain names and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing rights, and all rights or forms of protection having equivalent or similar effect to any of the foregoing but excluding Transferred Business Information;

      (r) "IPO CLOSING DATE" means the date of the initial offering to the public of common shares in the capital stock of TD Waterhouse Group, Inc.;

      (s) "LOSSES AND LIABILITIES" mean, in relation to a Person, claims, demands, causes of action, liabilities, losses, costs, damages and expenses which such Person suffers, sustains, pays or incurs including legal fees on a "solicitor and his own client" basis;

      (t) "MASTER SERVICES AGREEMENT" means the master services agreement between The Toronto-Dominion Bank and TD Waterhouse Group, Inc. dated o , 1999 as such may be amended, restated or supplemented from time to time;

      (u) "MATERIAL CONSENT" means a regulatory approval or consent which if not obtained would preclude the Transferee from carrying on the business of a dealer in any Province or Territory of Canada;

      (v) "PARTIES" mean the parties to this Agreement and "PARTY" means any one of them;

      (w) "PERSON" shall include any individual, heir, executor, administrator or other legal representative of an individual, firm, company, corporation, other body corporate, association, unincorporated organization, partnership, trust, government and governmental or regulatory department or agency (whether or not having separate legal personality);

      (x) "RELEASE TIME" means the time of the release of this Agreement from the escrow constituted by the Direction and Escrow Agreement Regarding the 1999 Green Line Reorganization (as specified in the Direction and Escrow Agreement Regarding the 1999 Green Line Reorganization);

      (y) "REORGANIZATION AGREEMENTS" mean this Agreement and all other agreements, Specific Conveyances or Specific Assumptions to be entered into pursuant to this Agreement;

      (z) "SALES TAXES" includes all federal, provincial, and other sales, goods and services, value added, use or other transfer taxes, and all other taxes whatsoever, including, without limitation, any goods and services tax and harmonized sales tax payable under the Excise Tax Act (Canada), and tax payable under An Act Respecting Quebec Sales Tax and any retail sales tax imposed by any Province in Canada;

      (aa) "SPECIFIC ASSUMPTIONS" mean all assumption instruments, novations and other documents or instruments that are reasonably required to effectively cause the Transferee to assume the TDSI Assumed Liabilities, to make the Transferee, in the place and stead of the TDSI Transferor, liable to satisfy the TDSI Assumed Liabilities to the Third Parties to whom they are owed, and to effect a release of the TDSI Transferor from the TDSI Assumed Liabilities;

      (bb) "SPECIFIC CONVEYANCES" mean all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required to convey, assign and transfer the TDSI Assets to the Transferee;

      (cc) "TAX" means: (a) taxes on income, profit or gains and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any Sales Taxes, any excise, property, capital, franchise and payroll taxes and any national or provincial insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Transferred Business or any other Persons and of whether any amount in respect of them is recoverable from any other Person;

      (dd) "TAX ACT" means the Income Tax Act (Canada) 1985 R.S.C. (5th Supp.), c.1, as amended;

      (ee) "TDSI ASSETS" mean all of the assets, properties and undertakings owned, used or held by TDSI Transferor which exclusively relate to the Transferred Business, including but not limited to, to the extent they are owned, used or held by TDSI Transferor and exclusively relate to the Transferred Business, the Transferred Business Goodwill, the Transferred Business Information, the Transferred Business IPR, Tangible Assets, Books and Records, the Accounts Receivable, cash and cash equivalents and the benefits of Commitments (including the rights and benefits of the TDSI Transferor under the master service agreement dated January 1, 1996 between The Toronto-Dominion Bank and TDSI Transferor), but excluding the Excluded Assets;

      (ff) "TDSI ASSUMED LIABILITIES" mean all liabilities and obligations of TDSI Transferor relating to or in respect of the Transferred Business, whether direct or indirect, existing or contingent, accrued on or prior to, or accruing subsequent to, the Effective Time, including but not limited to liabilities relating to or incurred in connection with the TDSI Assets or the use thereof,

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                                    - 6 -



            Assurances, Commitments (including all payment obligations thereunder), Accounts Payable, causes of action, claims and lawsuits presently or hereafter in existence whether known or unknown which relate to or are in respect of the Transferred Business (including without limitation causes of action, claims and lawsuits made by Employees) but excluding the Excluded Liabilities;

      (gg) "TDSI EXCHANGEABLE SHARES" mean o exchangeable preferred shares of the Transferee having the share conditions set forth in Schedule "C" hereto;

      (hh) "TDSI PROMISSORY NOTE" means the promissory note in the principal amount of $o made and delivered by the Transferee in favour of TDSI Transferor;

      (ii) "TDSI PURCHASE CONSIDERATION" has the meaning ascribed thereto in Section 2.3;

      (jj) "TDSI PURCHASE PRICE" has the meaning ascribed thereto in
           Section 2.3;

      (kk) "THIRD PARTY" means any Person other than a Party;

      (ll) "THIS AGREEMENT", "HEREIN", "HERETO", "HEREOF" and similar expressions refer to this Transfer and Assumption Agreement as amended from time to time; and

      (mm) "TRANSFEREE INDEMNIFIED PARTIES" has the meaning ascribed thereto in Section 6.2 hereof;

      (nn) "TRANSFEROR INDEMNIFIED PARTIES" has the meaning ascribed thereto in section 6.1 hereof;

      (oo) "TRANSFERRED BUSINESS" means the Canadian discount brokerage business presently or heretofore carried on by TDSI Transferor through its division known as "Green Line Investor Services" and
           (ii) the Canadian brokerage clearing business presently and/or heretofore carried on by TDSI Transferor;

      (pp) "TRANSFERRED BUSINESS GOODWILL" means the goodwill of TDSI Transferor in relation to the Transferred Business, together with the right of the Transferee to represent itself as carrying on the Transferred Business in succession to TDSI Transferor;

      (qq) "TRANSFERRED BUSINESS INFORMATION" means all information that is used exclusively in the Transferred Business and is owned or the rights in which are owned by TDSI Transferor; and

      (rr) "TRANSFERRED BUSINESS IPR" means all Intellectual Property Rights owned by or on behalf of TDSI Transferor which is used exclusively in the Transferred Business.

1.2  ARTICLE, SECTION AND SCHEDULE REFERENCES

      Except as otherwise expressly provided, a reference in this Agreement to an "Article", "section", "subsection", "paragraph" or "Schedule" is a reference to an article, section, subsection, paragraph or schedule of or to this Agreement.

1.3  INTERPRETATION NOT AFFECTED BY HEADINGS

      The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4  INCLUDED WORDS

      When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting one gender shall be construed as suggesting other genders.

1.5   SCHEDULES

      The following Schedules are attached to and form a part of this Agreement:

      Schedule "A"  -     List of Employees;
      Schedule "B"  -     List of Independent Contractors; and
      Schedule "C"  -     Share Conditions of Transferee's Exchangeable Shares.

                                   ARTICLE 2
                               PURCHASE AND SALE

2.1  TRANSFER

      As of the Effective Time, TDSI Transferor hereby transfers, assigns, sells and conveys all of its right, title and interest in and to the TDSI Assets to the Transferee and the Transferee hereby purchases and accepts from TDSI Transferor all of TDSI Transferor's right, title and interest in and to the TDSI Assets subject to and in accordance with this Agreement including Section 7.8. The Transferee acknowledges that the TDSI Assets may be subject to Encumbrances and it accepts the TDSI Assets in the condition in which they exist at the Effective Time.

2.2  ASSUMPTION OF ASSUMED LIABILITIES, ETC.

      The Transferee hereby assumes, and agrees to duly and fully perform, satisfy, pay and discharge the TDSI Assumed Liabilities.

2.3  PURCHASE PRICE

      The purchase price for the TDSI Assets shall be equal to the aggregate fair market value of the TDSI Assets (such price being herein referred to as the "TDSI Purchase Price"). TDSI Transferor hereby acknowledges the receipt from the Transferee, and the sufficiency of, the consideration for the TDSI Assets (the "TDSI Purchase Consideration") being the TDSI Exchangeable Shares, the assumption of the TDSI Assumed Liabilities and the TDSI Promissory Note.

2.4  ALLOCATION OF THE TDSI PURCHASE CONSIDERATION

      (a) The TDSI Purchase Price shall be allocated among each of the TDSI Assets as to an amount equal to the fair market value of each of the TDSI Assets.

      (b) The TDSI Assumed Liabilities and the TDSI Promissory Note shall be allocated as follows:

            (i)  to each of the TDSI Assets which is an Eligible
                 Property, to the extent of the amount agreed to by the TDSI Transferor and the Transferee in their joint election under subsection 85(1) of the Tax Act, in respect of the transfer of the particular property; and

            (ii) to each of the TDSI Assets which is not an
                 Eligible Property, pro rata based on the fair market value of each such property but in no event shall the amount so allocated to a particular property exceed the fair market value of the property.

      (c) The TDSI Exchangeable Shares shall be allocated to each of the TDSI Assets to the extent that the fair market value of the particular property exceeds the principal amount of the liabilities allocated to the particular property as set out in Section 2.4(b) above.

2.5  GST

      (a) The TDSI Purchase Price does not include any Sales Taxes, which are or may become exigible in connection with the transfer of the TDSI Assets.

      (b) The Transferee shall pay to the TDSI Transferor any applicable goods and services tax or harmonized sales tax payable under the Excise Tax Act

            (Canada) and any applicable tax payable under An Act Respecting Quebec Sales Tax in connection with the transfer of the TDSI Assets.

2.6  BULK SALES ACT LEGISLATION

      The Parties hereto waive compliance with any and all applicable bulk sales legislation.


                                   ARTICLE 3
                                   TRANSFERS

3.1  SPECIFIC CONVEYANCES AND SPECIFIC ASSUMPTIONS

      The Transferee shall bear all costs incurred in preparing and entering into and, if necessary, registering any Specific Conveyances or Specific Assumptions and registering any further assurances required pursuant to this Agreement. The Transferee shall register all such Specific Conveyances and Specific Assumptions promptly.


                                   ARTICLE 4
                                     TAXES

4.1  SECTION 85

      TDSI Transferor and the Transferee will jointly elect under subsection 85(1) of the Tax Act and under any similar provincial legislation, in prescribed form and within the time provided, with respect to the transfer of each of the TDSI Assets which is an eligible property within the meaning of subsection 85(1.1) of the Tax Act and in respect of which TDSI Transferor designates, and the agreed amount for purposes of paragraph 85(1)(a) of the Tax Act and any similar provincial legislation in respect of each such property will be the amount as determined by TDSI Transferor.

4.2  ACCOUNTS RECEIVABLE

      At the option of TDSI Transferor, the Transferee will jointly elect with TDSI Transferor under section 22 of the Tax Act and any similar provincial tax legislation, in prescribed form and within the time provided, with respect to the transfer of Accounts Receivable by the TDSI Transferor and will designate therein the applicable portion of the TDSI Purchase Price as the consideration paid by the Transferee therefor and will each file an election with Revenue Canada and the relevant provincial tax authority forthwith after the Effective Time.

4.3  UNEARNED AMOUNTS

      TDSI Transferor agrees with the Transferee that TDSI Transferor is transferring assets with a fair market value equal to the amount of TDSI Transferor's obligations in respect of undertakings which arise from the operations of the Transferred Business and to which paragraph 12(1)(a) of the Tax Act applies and, in respect of such transfer by TDSI Transferor to the Transferee at TDSI Transferor's option, the Transferee will jointly elect with TDSI Transferor under subsection 20(24) of the Tax Act, and any similar provision of any provincial legislation, to have the rules in subsection 20(24) apply.

4.4 TRANSFER TAXES

      All Sales Taxes that may be imposed or assessed solely in connection with the transfer of TDSI Assets shall, subject to Section 2.5(b) hereof, be paid by the Transferee directly to the relevant governmental authority.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1  REPRESENTATIONS AND WARRANTIES OF TDSI TRANSFEROR

      TDSI Transferor represents and warrants to the Transferee that:

      (a) TDSI Transferor Standing: TDSI Transferor is a corporation, duly organized and validly existing under the laws of Ontario, and now has all the requisite corporate power and authority to perform its obligations in accordance with this Agreement;

      (b) No Conflicts: the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any of the constating documents, by-laws or governing documents of TDSI Transferor;

      (c) Execution of Documents: this Agreement has been duly executed and delivered by TDSI Transferor and all other documents (including the Specific Conveyances) executed and delivered by TDSI Transferor pursuant hereto will be duly executed and delivered by TDSI Transferor, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of the TDSI Transferor, enforceable in accordance with their respective terms;

      (d) Encumbrances: to the best of its knowledge, immediately after the transfer provided for in Section 2.1, any Encumbrances applicable to the TDSI Assets will not in any material way prevent the Transferee from carrying on the

            Transferred Business in the manner in which it was conducted immediately prior to such time. Furthermore, TDSI Transferor has not created or permitted the creation of any Encumbrance on the TDSI Assets, except in connection with the conduct of the Transferred Business;

      (e) Residency: TDSI Transferor is not a non-resident of Canada within the meaning of the provisions of the Tax Act; and

      (f) Registration Numbers: TDSI Transferor is registered under the Excise Tax Act (Canada) and An Act Respecting Quebec Sales Tax and its respective registration numbers are 89865749 and 1018634925.

5.2  REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

      The Transferee represents and warrants TDSI Transferor, that:

      (a) Standing: the Transferee is a taxable Canadian corporation as defined in subsection 89(1) of the Tax Act, duly organized and validly existing under the laws of Ontario and now has the requisite corporate power and authority to perform its obligations in accordance with this Agreement;

      (b) No Conflicts: the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, the constating documents, by-laws or governing documents of the Transferee;

      (c) Execution of Documents: this Agreement has been duly executed and delivered by the Transferee and all other documents (including the Specific Conveyances) executed and delivered by the Transferee pursuant hereto will be duly executed and delivered by the Transferee, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of the Transferee enforceable in accordance with their respective terms; and

      (d) Exchangeable Shares: the TDSI Exchangeable Shares are validly created, allotted and issued as fully-paid and non-assessable shares, are registered in the name of TDSI Transferor, except for o , are the only issued and outstanding shares of the Transferee and are free and clear of any Encumbrance.

5.3  LIMITATION

      No claim under this Article 5 shall be made or be enforceable by the TDSI Transferor or by the Transferee, unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made.

5.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) The representations and warranties set forth in Sections 5.1 and 5.2 shall survive the completion of the Transfer of the TDSI Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect for a period of three (3) years from the Release Time.

(b) The covenants and indemnities of a Party set forth in this Agreement shall survive the transfer of the TDSI Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect in accordance with the terms thereof.



                                   ARTICLE 6
                                  INDEMNITIES

6.1  GENERAL INDEMNITY OF TRANSFEREE

      The Transferee covenants and agrees with TDSI Transferor to indemnify and save harmless TDSI Transferor, its directors, officers, agents, employees and their respective executors, heirs, administrators, successors and permitted assigns (collectively the "Transferor Indemnified Parties") from and against all Losses and Liabilities that any of the Transferor Indemnified Parties may suffer or incur directly or indirectly as a result of, or in connection with: (a) the TDSI Assumed Liabilities, (b) the use of any Transferred Business IPR in the Transferred Business, whether before or after the Effective Time, (c) the operation of the Transferred Business from and after the Effective Time, (d) any breach of the Transferee's representations and warranties and covenants set out herein, (e) Sales Taxes payable in connection with the transfer of the TDSI Assets, or (f) any misstatement or omission relating to the Transferred Business in the prospectus of TD Waterhouse Group, Inc. dated
      o , 1999.

6.2  GENERAL INDEMNITY OF TDSI TRANSFEROR

      TDSI Transferor covenants and agrees with the Transferee to indemnify and save harmless the Transferee, its directors, officers, agents, employees and their respective executors, heirs, administrators, successors and permitted assigns (collectively the "Transferee Indemnified Parties") from and against all Losses and Liabilities that any of the Transferee Indemnified Parties may suffer or incur directly or indirectly as a result of, or in connection with:

      (a) the operation by TDSI Transferor of any business or operations other than the Transferred Business, whether before or after the Effective Time; or

      (b) any breach of TDSI Transferor's representations warranties and covenants set out herein.

6.3 CONDUCT OF THIRD PARTY CLAIMS

      (a) Unless otherwise notified by the beneficiary of an indemnity herein granted (an "Indemnified") in connection with any claim, demand or cause of action of, or asserted by a Third Party in respect of which a Party has given an indemnity under this Agreement (the "Indemnifier"), the Indemnifier shall take control of the defence or settlement of such claim, demand or cause of action; provided that the Indemnifier may not settle or make any admission of liability without having first obtained the Indemnified's written consent, which consent shall not be unreasonably withheld.

      (b) An Indemnifier shall not be entitled to exercise and hereby waives any rights or remedies the Indemnifier may now or in the future have against an Indemnified in respect of matters in respect of which it has indemnified the Indemnified, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name the Indemnified as a third party to any action commenced by any Third Party against the Indemnifier.


                                   ARTICLE 7
                         CERTAIN RIGHTS AND OBLIGATIONS

7.1  THIRD PARTY CONSENTS

      The Transferee acknowledges and agrees that it has been responsible for ascertaining and obtaining prior to the Release Time all licenses, permits, consents and giving all notices necessary to permit the effective transfer of the TDSI Assets from TDSI Transferor to the Transferee, to ensure that no Commitments or Assurances relating to the Transferred Business are breached and that the Transferee may operate the Transferred Business. In the event that it has failed to do so, the Transferee shall promptly use its commercially reasonable efforts to do so. The Transferee hereby indemnifies and saves harmless the Transferor Indemnified Parties from and against all Losses and Liabilities that any of the Transferor Indemnified Parties may suffer as a result of, or in connection with, its failure to have obtained such licences, permits, consents and given such notices prior to the Release Time. After the Release Time, TDSI Transferor shall provide reasonable co-operation and assistance to the Transferee to obtain any outstanding licences, permits and consents. Each of the TDSI Transferor and the Transferee shall be responsible for their internal and professional costs in carrying out their respective obligations under this section. The Transferee shall be liable for and shall pay all fees, charges, costs and expenses levied by a Person in granting, or as a condition to grant a license, permit or its consent or including assignment fees.

7.2 ABSENCE OF CONSENT

       (a) Where any consent or agreement of any Third Party is required to the transfer of any of the TDSI Assets (other than in relation to the transfer of any Commitment (which is dealt with in Section 7.3)), and such consent or agreement has not been obtained at or before the Release Time, the transfer of the relevant asset shall not take effect, until that consent or agreement has been obtained.

       (b) After the Release Time, and until such time as any consent or agreement referred to in Section 7.2 (a) is obtained, TDSI Transferor shall be deemed to hold the benefit of such asset for the Transferee.

7.3 COMMITMENTS

       (a) Where any consent or agreement of any Third Party is required to enable the Transferee to enjoy or perform any Commitment or to enable TDSI Transferor to transfer the benefit or burden of any Commitment to the Transferee, then the following provisions shall apply:

              (i) this Agreement shall not constitute an assignment or an attempted assignment of the relevant Commitment if, or to the extent that, such an assignment or attempted assignment would constitute a breach of such Commitment;

              (ii) the Parties shall use all reasonable efforts to obtain the consent or agreement of the Third Party to whatever assignment, transfer or novation is necessary to enable the Transferee to perform such Commitment after the Effective Date or as the case may be to transfer the benefit and burden of such Commitment to the Transferee;

              (iii) until the consent or agreement referred to in Section 7.3(a)
                    is obtained, the Transferee shall, unless the relevant Commitment prohibits it, perform all the obligations of TDSI Transferor under such Commitment, as agent for or sub-contractor to TDSI Transferor and indemnify the Transferor Indemnified Parties in respect of such performance or, if the relevant Commitment prohibits the Transferee from so acting as agent and sub-contractor or the Transferee cannot be permitted to act as agent and sub-contractor because of confidentiality obligations, the Transferor Indemnified Parties shall, at the cost of the Transferee and to the extent that the TDSI Transferor is reasonably able, do all such acts and things as the

                    Transferee may reasonably require to enable due performance of the Commitment and to provide for the Transferee the benefits, subject to the burdens, of the Commitment and the Transferee shall indemnify the Transferor Indemnified Parties in respect of all such acts and things.

       (b)  Until such time as the consent or agreement referred to in
            Section 7.3(a) is obtained, TDSI Transferor shall be deemed to hold the benefit of the relevant Commitment referred to in Section 7.3(a) for the Transferee.

       (c) If the rights or obligations under the Commitment to which TDSI Transferor is a party extend to both the Transferred Business and any other operation or business of TDSI Transferor (in this Section 7.3(c) a "Retained Business"), TDSI Transferor and the Transferee agree that:

                 (i) the Commitment shall remain with the TDSI Transferor which shall hold all rights under such Commitment to the extent they relate to the Transferred Business for the benefit of the Transferee;

                 (ii) to the extent that any rights under such Commitment are held by TDSI Transferor for the benefit of the Transferee, TDSI Transferor and the Transferee shall cooperate with each other to ensure that:

                       (A) the Transferee obtains the benefit of any such rights and satisfies any associated or commensurate obligations;

                       (B) the Transferee's rights under such Commitment are enforced against the issuer thereof or the other party or parties thereto;

                       (C) all such actions are taken and all such things are done by TDSI Transferor as may reasonably be requested by the Transferee, to the extent TDSI Transferor can do so without prejudice to its own rights under such Commitment;

                       (D) all such actions are taken and all such things are done by the Transferee as may reasonably be requested by TDSI Transferor which are necessary to ensure that all associated or commensurate obligations are satisfied by the Transferee; and

                       (E) all monies and properties collected by or paid or transferred to TDSI Transferor in respect of such rights are paid over or transferred to the Transferee as appropriate, and all monies and properties payable or transferable by the TDSI Transferor, as applicable, in respect of such obligations are first paid over or transferred to TDSI Transferor by the Transferee, as appropriate; and.

                 (iii) the Transferee shall indemnify and save harmless TDSI
                       Transferor from and against any claims in respect of any such Commitments in connection with or arising as a result of any action reasonably taken by TDSI Transferor in its capacity as holder of the Commitment (including, any such actions taken by TDSI Transferor in accordance with this Section 7.3).

7.4  LETTERS TO SUPPLIERS

       The Transferee shall promptly following the Release Time send out notices and letters to all suppliers and customers of the Transferred Business and other business contacts relating to the Transferred Business informing them of the transfer of the Transferred Business and the Transferee's assumption of the TDSI Assumed Liabilities.

7.5  RELEASE OF THE ASSURANCES

       The Transferee covenants that, at the written request of TDSI Transferor made from time to time after the Release Time, the Transferee will use best efforts to execute and deliver all such instruments of assumption and acknowledgements in order to effect the release and discharge in full of any Assurance given by TDSI Transferor to any Person in respect of any obligation or liability of the Transferred Business, and shall procure the assumption of, and the substitution of the Transferee as the primary obligor in respect of, each such Assurance on a non-recourse basis to TDSI Transferor. Pending such release and discharge, the Transferee hereby agrees with the TDSI Transferor that the Transferee will assume and pay and discharge when due, and indemnify each Transferor Indemnified Person against, all such Assurances.

7.6  EMPLOYEES AND INDEPENDENT CONTRACTORS

       (a)  The Transferee will, effective as of the Employee Transfer
            Date and on terms and conditions (including remuneration and benefits, if any) which in the aggregate are similar to those which they presently enjoy, (i) employ from and after such time the Employees and (ii) retain from and after the Employee Transfer Date the Independent Contractors.

       (b) The Transferee will recognize, to the extent previously recognized by the TDSI Transferor, accrued vacation, and other similar entitlements of Employees and the past service of the Employees with the TDSI Transferor and any prior service for which the TDSI Transferor has given the Employees service credit for all purposes, including eligibility to participate and extent of participation in all benefit plans and entitlement to notice of termination of employment or pay in lieu thereof or severance pay.

       (c) The Transferee will indemnify and save harmless the Transferor Indemnified Parties against any Losses and Liabilities arising from or relating to: (i) the employment by the TDSI Transferor or Transferee of an Employee or termination thereof by the TDSI Transferor or Transferee, except that the TDSI Transferor shall bear any termination costs owing as a direct result of the transfer of the Transferred Business, other than those termination costs attributable to an Employee's refusal to accept employment with the Transferee; or (ii) the retainer by TDSI Transferor or the Transferee of an Independent Contractor or termination of that retainer by TDSI Transferor or the Transferee.

       (d) Without limiting Section 7.6(a), the Transferee shall also employ or retain persons on short or long term disability or workers compensation leave, child care leave or any other approved paid or unpaid leave of absence who at the time of their disability, injury or the commencement of their leave were employed or retained in the Transferred Business.

7.7  AMOUNTS RECEIVED IN RESPECT OF THE TDSI ASSETS

     Where after the Effective Date any amount is paid to TDSI Transferor in respect of a TDSI Asset, TDSI Transferor shall forthwith (and in any event, within 30 days of the receipt of such amount) remit such amount to the Transferee.

7.8  TRANSFER OF LEGAL TITLE
       All Parties acknowledge and agree that the legal transfer of the TDSI Assets will occur on the later of immediately after the IPO Closing Date and the date on which the last Material Consent is obtained, but in any event the Parties acknowledge that the TDSI Transferor is entitled to receive the net economic benefit derived from the operation of the Transferred Business from and after the Effective Time, as provided in
       Section 2.1.

                                   ARTICLE 8
                                    GENERAL

8.1  FURTHER ASSURANCES

       Each Party will, from time to time and at all times after the Effective Time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

8.2  NO MERGER

       Subject to any limitations set forth herein, the covenants, representations, warranties and indemnities contained in this Agreement shall survive the execution and delivery hereof and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after the date hereof, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

8.3  ENTIRE AGREEMENT

       The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.

8.4  GOVERNING LAW

       This Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws of Ontario and the laws of Canada applicable therein and shall be treated as a contract made in Ontario. The Parties irrevocably attorn and submit to the jurisdiction of the courts of Ontario and courts of appeal therefrom in respect of all matters arising out of this Agreement.

8.5  ASSIGNMENT, ENUREMENT, ETC.

       Neither the obligations nor the benefits under this Agreement shall be assignable unless:

       (a)  The assignor has given notice to the other party hereto;

       (b) The assignment is an assignment of all of the assignor's rights, benefits and obligations hereunder; and

       (c) The assignment is made in connection with or as part of a corporate reorganization of the assignor, a merger or amalgamation of the assignor with one or more other corporations or the sale by the
                 assignor of all or substantially all of its assets.

       Notwithstanding any such assignment, the assignor shall continue to remain liable for its obligations hereunder jointly and severally with the assignee, and the assignee's rights and benefits hereunder shall be subject to any rights of set-off and equities existing as between the assignor and the other party hereto. Any purported assignment in contravention of this section shall be void. This Agreement shall be binding upon and enure to the benefit of the Transferee, TDSI Transferor, the Transferor Indemnified Parties, the Transferee Indemnified Parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.6  TIME OF ESSENCE

     Time shall be of the essence in this Agreement.

8.7  NOTICES

The addresses and fax number of each Party for notices shall be as follows:

     TDSI Transferor:    c/o The Toronto-Dominion Bank
                         P.O. Box 1, 12th Floor
                         Toronto-Dominion Centre
                         Toronto, Ontario
                         M5K 1A2

                         Attention:Senior Vice-President, Compliance

                         Fax: (416) 944-6932


The Transferee:          c/o TD Waterhouse Group, Inc.
                         100 Wall Street
                         New York, NY
                         10005

                         Attention:Executive Vice-President and General Counsel

                         Fax:      (212) 509-8099

       Any notice, communication or statement (a "notice") required, permitted or contemplated hereunder shall be in writing and shall be delivered as follows:

       (a)  by delivery to a Party between 8:00 a.m. and 4:00 p.m.
            local time on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered; or

       (b) by telecopier to a Party to the telecopier number of such Party for notices, in which case, if the notice was telecopied prior to 4:00 p.m. local time on a Business Day the notice shall be deemed to have been received by that Party when it was telecopied and if it was faxed on a day which is not a Business Day or is faxed after 4:00 p.m. local time on a Business Day, it shall be deemed to have been received on the next following Business Day.

       A Party may from time to time change its address for service or its fax number for service by giving written notice of such change to the other Party.

8.8  INVALIDITY OF PROVISIONS

       If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

       (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

       (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.9  WAIVER

       No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

8.10 REMEDIES GENERALLY

       No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

8.11 AMENDMENT

       This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

8.12 COUNTERPART EXECUTION

       This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.

8.13 ACCESS TO BOOKS, RECORDS AND PERSONNEL

       After the Effective Time, the Transferee shall permit TDSI Transferor and its representatives to continue to have full and complete access to the books and records of the Transferred Business and its personnel as TDSI Transferor may require for the purpose of complying with all laws as well as its legitimate business purposes, including without limitation in connection with any claims, demands or litigation. The Transferee shall provide TDSI Transferor with its full co-operation (including testimony if requested) in connection with such purposes.
       The Transferee shall preserve and maintain its books and records for the greater of: (i) 15 years or (ii) such other time as they may be relevant.

8.14 AGENCY FOR INDEMNITIES

       The Parties acknowledge and agree that TDSI Transferor has entered into the Agreement on its own behalf and as agent for and on behalf of the Transferor Indemnified Parties (whether or not formally appointed as agent on or before the date of this Agreement) and it is the express intention of the Parties that TDSI Transferor on behalf of the Transferor Indemnified Parties or the Transferor Indemnified Parties themselves may exercise and enforce all their rights and remedies provided herein in the same manner as if each were a signatory hereto. The Transferee shall be generally entitled to deal with TDSI Transferor on behalf of the Transferor Indemnified Parties in respect of all matters concerning this Agreement without any obligation whatsoever to investigate the authority of the TDSI Transferor and notwithstanding anything contained herein, TDSI Transferor will continue to be bound by all of its obligations under this Agreement as if no such agency relationship existed and shall remain liable to perform the obligations of the Transferor Indemnified Parties hereunder to the extent that such persons fail to do so. The foregoing also applies mutatis mutandis to the Transferee in respect of the Transferee Indemnified Parties.



     IN WITNESS WHEREOF the Parties have executed this Agreement.

TD SECURITIES INC.                TD WATERHOUSE INVESTOR SERVICES (CANADA), INC.


Per:____________________________  Per:__________________________________


Per:____________________________  Per:__________________________________